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                                AGREEMENT OF SALE

                                     BETWEEN

                           GENERAL SIGNAL CORPORATION

                                       AND

                                 MAGNETEK, INC.

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                                TABLE OF CONTENTS

1.   SALE AND TRANSFER OF SHARES AND CERTAIN RELATED
     MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

     (a)     Sale of Shares. . . . . . . . . . . . . . . . . . . . . .    1

     (b)     Purchase Price. . . . . . . . . . . . . . . . . . . . . .    1

     (c)     Net Tangible Assets . . . . . . . . . . . . . . . . . . .    2

     (d)     Payment of Purchase Price . . . . . . . . . . . . . . . .    2

     (e)     Financial Dispute Resolution. . . . . . . . . . . . . . .    2

2.   CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3

     (a)     Closing . . . . . . . . . . . . . . . . . . . . . . . . .    3

     (b)     Charter Amendment . . . . . . . . . . . . . . . . . . . .    3

3.   REPRESENTATIONS AND WARRANTIES BY SELLER. . . . . . . . . . . . .    4

     (a)     Organization of Company . . . . . . . . . . . . . . . . .    4

     (b)     Ability to Carry Out Agreement. . . . . . . . . . . . . .    4

     (c)     Authorization and Approval of Agreement . . . . . . . . .    5

     (d)     Capital Stock of Company. . . . . . . . . . . . . . . . .    5

     (e)     Financial . . . . . . . . . . . . . . . . . . . . . . . .    6

     (f)     Title to and Condition of Assets. . . . . . . . . . . . .    7

     (g)     Patents and Related Properties. . . . . . . . . . . . . .    8

     (h)     Contracts and Commitments . . . . . . . . . . . . . . . .   10

     (i)     No Breach of Statute or Contract. . . . . . . . . . . . .   12

     (j)     No Litigation or Adverse Events . . . . . . . . . . . . .   13

     (k)     Employment. . . . . . . . . . . . . . . . . . . . . . . .   14

     (l)     Compliance with Law . . . . . . . . . . . . . . . . . . .   15

     (m)     Environmental Matters . . . . . . . . . . . . . . . . . .   15

                                        i


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     (n)     No Brokers or Finders . . . . . . . . . . . . . . . . . .   17

     (o)     Suppliers and Customers . . . . . . . . . . . . . . . . .   17

     (p)     Benefit Plans . . . . . . . . . . . . . . . . . . . . . .   17

     (q)     Insurance . . . . . . . . . . . . . . . . . . . . . . . .   18

     (r)     Backlog . . . . . . . . . . . . . . . . . . . . . . . . .   18

     (s)     Taxes . . . . . . . . . . . . . . . . . . . . . . . . . .   18

     (t)     Products. . . . . . . . . . . . . . . . . . . . . . . . .   20

4.   REPRESENTATIONS AND WARRANTIES BY BUYER . . . . . . . . . . . . .   20

     (a)     Organization. . . . . . . . . . . . . . . . . . . . . . .   21

     (b)     Authorization and Approval of Agreement . . . . . . . . .   21

     (c)     Ability to Carry Out Agreement. . . . . . . . . . . . . .   21

     (d)     No Breach of Statute or Contract. . . . . . . . . . . . .   22

     (e)     No Brokers or Finders . . . . . . . . . . . . . . . . . .   22

5.   CONDUCT OF THE BUSINESS OF COMPANY PENDING THE CLOSING
     DATE    . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23

     (a)     Full Access . . . . . . . . . . . . . . . . . . . . . . .   23

     (b)     Carry on in Regular Course. . . . . . . . . . . . . . . .   23

     (c)     Antitrust Laws. . . . . . . . . . . . . . . . . . . . . .   26

     (d)     Updating of Schedules . . . . . . . . . . . . . . . . . .   26

6.   CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS . . . . . . . . . . .   27

     (a)     No Material Adverse Event or Information. . . . . . . . .   27

     (b)     Representations and Warranties and Compliance
             with Agreement. . . . . . . . . . . . . . . . . . . . . .   27

     (c)     Proceedings and Instruments Satisfactory. . . . . . . . .   28

     (d)     No Litigation . . . . . . . . . . . . . . . . . . . . . .   28

     (e)     Delivery of Documents . . . . . . . . . . . . . . . . . .   28

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     (f)     Antitrust Improvements Act. . . . . . . . . . . . . . . .   28

     (g)     Consent . . . . . . . . . . . . . . . . . . . . . . . . .   29

     (h)     Waiver of Conditions by Buyer . . . . . . . . . . . . . .   29

7.   CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS. . . . . . . . . . .   29

     (a)     Representations and Warranties and Compliance
             with Agreement. . . . . . . . . . . . . . . . . . . . . .   29

     (b)     Proceedings and Instruments Satisfactory. . . . . . . . .   30

     (c)     Delivery of Documents . . . . . . . . . . . . . . . . . .   30

     (d)     No Litigation . . . . . . . . . . . . . . . . . . . . . .   30

     (e)     Antitrust Improvements Act. . . . . . . . . . . . . . . .   30

     (f)     Consent . . . . . . . . . . . . . . . . . . . . . . . . .   31

     (g)     Waiver of Conditions by Seller. . . . . . . . . . . . . .   31

8.   DOCUMENTS TO BE DELIVERED AT CLOSING. . . . . . . . . . . . . . .   31

9.   INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . .   34

     (a)     Seller General Indemnification. . . . . . . . . . . . . .   34

     (b)     Buyer General Indemnification . . . . . . . . . . . . . .   35

     (c)     Claims. . . . . . . . . . . . . . . . . . . . . . . . . .   35

     (d)     Special Seller Indemnification. . . . . . . . . . . . . .   37

     (e)     Tax Indemnification . . . . . . . . . . . . . . . . . . .   41

     (f)     Environmental Indemnification . . . . . . . . . . . . . .   46

     (g)     General Provisions Regarding Indemnity. . . . . . . . . .   54

10.  EXPENSE, TAXES AND OTHER PRORATIONS . . . . . . . . . . . . . . .   56

11.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . .   57

12.  CERTAIN AGREEMENTS OF SELLER AND BUYER. . . . . . . . . . . . . .   57

     (a)     Records . . . . . . . . . . . . . . . . . . . . . . . . .   57

     (b)     Cooperation; Further Assurances . . . . . . . . . . . . .   58

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     (c)     Employment; Benefit Plans . . . . . . . . . . . . . . . .   58

     (d)     Investment Banker . . . . . . . . . . . . . . . . . . . .   61

     (e)     Publicity . . . . . . . . . . . . . . . . . . . . . . . .   61

     (f)     Confidential Information. . . . . . . . . . . . . . . . .   61

     (g)     Business Supplies . . . . . . . . . . . . . . . . . . . .   62

     (h)     Mineral Oil, PCE, TCE, DCE and Other Existing
             Contamination . . . . . . . . . . . . . . . . . . . . . .   63

     (i)     No Shopping . . . . . . . . . . . . . . . . . . . . . . .   65

     (j)     Tax Matters . . . . . . . . . . . . . . . . . . . . . . .   66

     (k)     Performance Bonds, Bank Accounts, Etc.. . . . . . . . . .   68

13.  RESTRICTIVE COVENANTS AND TRADE SECRETS . . . . . . . . . . . . .   69

     (a)     Restrictive Covenants . . . . . . . . . . . . . . . . . .   69

     (b)     Trade Secrets . . . . . . . . . . . . . . . . . . . . . .   70

     (c)     Injunctive Relief . . . . . . . . . . . . . . . . . . . .   71

14.  ENTIRE AGREEMENT AND AMENDMENTS . . . . . . . . . . . . . . . . .   71

15.  COUNTERPARTS. . . . . . . . . . . . . . . . . . . . . . . . . . .   72

16.  PARTIES IN INTEREST . . . . . . . . . . . . . . . . . . . . . . .   72

17.  TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . .   72

18.  NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   73

19.  LAW GOVERNING . . . . . . . . . . . . . . . . . . . . . . . . . .   74

20.  WAIVERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   74

                                        iv

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EXHIBITS

     EXHIBIT A      Forms of Opinions of Counsel of Seller

     EXHIBIT B      Form of Site Access Agreement

     EXHIBIT C      Form of Opinion of Counsel of Buyer

SCHEDULES

   1(c)         December 31, 1994 Balance Sheet

   3(e)         Financial Statements

   3(f)         Title to and Condition of Assets; Leases

   3(g)         Patents and Related Properties

   3(h)         Contracts and Commitments

   3(i)         No Breach of Statute or Contract

   3(j)         No Litigation or Adverse Events

   3(k)         Employment

   3(l)         Material Permits

   3(m)         Environmental Matters

   3(o)         Suppliers and Customers

   3(p)         Benefit Plans

   3(r)         Backlog

   3(s)         Taxes

   12(a)        Plan Termination Issues

   13(a)        Non-competition Products

                                        v

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                                AGREEMENT OF SALE

     AGREEMENT dated as of the 23rd day of June, 1995, between GENERAL SIGNAL CORPORATION, a New York corporation ("Buyer") and MagneTek, Inc., a Delaware corporation ("Seller").

     WHEREAS, Seller wishes to sell to Buyer and Buyer wishes to purchase all of the issued and outstanding shares of capital stock ("Shares") of MagneTek Electric, Inc., a Wisconsin corporation and a wholly-owned subsidiary of Seller (the "Company").

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, Seller and Buyer hereby agree as follows:

1.   SALE AND TRANSFER OF SHARES AND CERTAIN RELATED MATTERS.

          (a) SALE OF SHARES. On the terms and subject to the conditions of this Agreement, on the Closing Date (as defined in Section 2(a)) Seller shall sell, transfer and deliver to Buyer, properly endorsed and in form for transfer to Buyer, and Buyer shall purchase from Seller, the Shares.

          (b) PURCHASE PRICE. Upon the terms and subject to the conditions set forth in this Agreement, Buyer shall pay to Seller a purchase price of $76,000,000 ("Purchase Price"), subject to the provisions of Section 1(d).

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          (c)  NET TANGIBLE ASSETS.  "Net Tangible Assets" (which was
$21,742,000 on December 31, 1994) shall be calculated in the manner set forth on EXHIBIT A to the Company's December 31, 1994 Balance Sheet attached hereto as
SCHEDULE 1(C), and shall be determined in accordance with generally accepted accounting principles except as set forth on such EXHIBIT A.

          (d) PAYMENT OF PURCHASE PRICE. The Purchase Price shall be payable by federal wire transfer in immediately available United States funds on the Closing Date. Any difference between Net Tangible Assets as reflected on the December 31, 1994 Balance Sheet and Net Tangible Assets as reflected on the Closing Statement (defined in Section 1(e) below) shall, within ten (10) days after agreement on the Closing Statement (defined in and prepared pursuant to the provisions of Section 1(e)), result in payment of the amount of such difference from Buyer to Seller (in the event of an increase) or Seller to Buyer (in the event of a decrease), as the case may be. Interest shall be payable from the Closing Date to the date of payment at a rate equal to the "prime rate" of interest charged by Chase Manhattan Bank, N.A., New York, New York to its most credit worthy customers as of the Closing Date.

          (e) FINANCIAL DISPUTE RESOLUTION. Within thirty (30) days after the Closing Date, Buyer shall deliver to Seller a balance sheet prepared as of the Closing Date upon

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the same basis as the Company's December 31, 1994 Balance Sheet (the "Closing
Statement"). In preparing the Closing Statement, Net Tangible Assets shall be determined in accordance with the provisions of Section 1(c) hereof. Seller shall have 30 days in which to review the Closing Statement. Should any question arise during such review that Buyer and Seller cannot resolve between themselves within a 30-day period following the period of Seller's receipt of the Closing Statement, such question shall be referred to an independent public accounting firm of national reputation selected by agreement of Buyer and Seller to resolve such question and whose decision shall be final and binding on all parties. The cost of any such accountant's review shall be shared equally by Buyer and Seller. Any undisputed amount shall be paid promptly as provided in
Section 1(d) above.

2.   CLOSING.

          (a) CLOSING. The closing (the "Closing") of the transactions provided for hereunder shall take place at the offices of Seller in Nashville, Tennessee at 10:00 o'clock a.m. on July 27, 1995, or on such later date (in either case, the "Closing Date"), as is two (2) business days after all of the conditions set forth in Sections 6 and 7 have been satisfied, but in no event later than October 15, 1995.

          (b) CHARTER AMENDMENT. On the Closing Date, Buyer shall cause the name of the Company to be changed so as to eliminate the name "MagneTek."

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3.   REPRESENTATIONS AND WARRANTIES BY SELLER.

          Seller represents and warrants that:

          (a) ORGANIZATION OF COMPANY. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin and has all corporate power and authority to own and hold properties of the Company and to conduct the business of the Company as such business is now being conducted. The Company is in good standing in those jurisdictions in which such qualification is required with respect to the operations of the Company, except where the failure to so qualify would not adversely affect the business or properties of the Company. On or before the Closing Date, Seller shall furnish to Buyer a true and complete copy of the Articles of Incorporation of the Company as amended to date, certified of recent date by the Secretary of State of Wisconsin, and a true and complete copy of the Bylaws of the Company as amended to date, certified by the Company's Secretary. The Articles of Incorporation and Bylaws of the Company are in full force and effect, unamended since the date of such certifications. Seller has delivered to Buyer a complete copy of the Company's minutes from the date of Seller's acquisition of the Company to the date hereof.

          (b) ABILITY TO CARRY OUT AGREEMENT. Neither the Company nor Seller is a party to, subject to, or bound by any agreement or instrument, or any statute, regulation, pending litigation, judgment, order, writ, injunction or decree of any

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court or governmental body which could reasonably be expected, on the Closing
Date, to prevent the performance of any of Seller's obligations under this Agreement.

          (c) AUTHORIZATION AND APPROVAL OF AGREEMENT. Seller has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement have been duly authorized by Seller's Board of Directors and require no further corporate action for valid authorization. This Agreement, upon its execution and delivery by Seller (assuming due authorization, execution and delivery by Buyer), will constitute the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors rights generally.

          (d) CAPITAL STOCK OF COMPANY. The capitalization of the Company consists of one share of capital stock. Seller owns outright, beneficially and of record, all of the issued and outstanding shares of capital stock of the Company, free and clear of any liens, encumbrances or security interests except such as shall have been released before the Closing, and has not entered into any agreement, other than this Agreement and the security agreement with the agent under its senior credit facility (the "Bank Security Agreement," a copy of which has been delivered to Buyer, and the terms of which

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will no longer apply to the Company and the Shares on the Closing Date) relating to the disposition of the Shares. All outstanding shares of capital stock of the Company were validly issued, and are fully paid and non-assessable. There is no other outstanding class of capital stock and no other existing option, warrant, right, call or commitment of any character relating to, and there are no outstanding securities or other instruments (or any obligations of the Company to issue such) convertible into or exchangeable for, any authorized but unissued shares of capital stock of the Company. The Company has no subsidiaries.

          (e)  FINANCIAL.

               (i) Attached as SCHEDULE 3(E) hereto are the financial statements (including income statements, a balance sheet and a statement of cash flow) of the Company as of and for the years ended June 30, 1992, June 30, 1993 and June 30, 1994 and as of and for the six months ended December 31, 1994. The foregoing financial statements were prepared in accordance with generally accepted accounting principles, and present fairly in all material respects the financial condition of the Company as at such dates and the results of operations and changes in financial position of the Company for the periods then ended except as set forth on EXHIBIT A to SCHEDULE 1(C).

               (ii) Since December 31, 1994, the business of the Company has been operated only in the ordinary and normal course and there has not been (1) any material adverse change

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in the condition (financial or otherwise) from that shown on the December 31,
1994 financial statements referred to in Section 1(c) above; or (2) any damage, destruction, or loss, whether covered by insurance or not, materially adversely affecting the properties or business of the Company or (3) any loan (other than intercompany loans in the amount outstanding set forth on SCHEDULE 3(E)) or the sale or exchange of any material asset or group of assets between the Company and the Seller or any Affiliate of the Company. The term "Affiliate" as used in this Agreement has the meaning ascribed thereto in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended.

           (f) TITLE TO AND CONDITION OF ASSETS. Other than (i) liens for current taxes not yet due and payable, (ii) mechanics', carriers', workmen's, repairmen's or similar liens incurred in the ordinary course of business,
(iii) easements, covenants, rights of way and other similar restrictions upon real property, (iv) zoning, building and other similar restrictions and
(v) imperfections of title and encumbrances which are not substantial in character, amount or extent and which do not detract from the value or interfere with the present or contemplated use of the properties subject thereto or affected thereby or otherwise impair the business operations of the Company, the Company has good and marketable title to the assets reflected on the December 31, 1994 Balance Sheet as owned by it, free and clear of all mortgages, liens

                                        7

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or other encumbrances, except as set forth in SCHEDULE 3(F) hereto.  All of the
Company's assets are in the possession and control of the Company except for the assets listed in SCHEDULE 3(F). Except as set forth thereon, all of the assets located on the Company's facilities are owned or leased by the Company. A list of all the personal property having a book value per unit in excess of $10,000 and all leases of real, personal, and mixed property under which the Company is a lessor or lessee for which annual rentals exceed $25,000 is set forth on
SCHEDULE 3(F) hereto (indicating all property which is leased) and copies of such leases, as amended to date, described in SCHEDULE 3(F) have been made available to Buyer. All of the Company's assets are in good and usable condition, ordinary wear and tear excepted, and currently are (without any prediction as to periods after the Closing Date) sufficient to carry on the business of the Company. The Company has quiet enjoyment under the leases referred to on SCHEDULE 3(F).

           (g) PATENTS AND RELATED PROPERTIES. The Company owns, or as of the Closing Date will own, free of any encumbrances, (i) the entire right, title and interest in and to the patents and patent applications set forth on
SCHEDULE 3(G) hereto and (ii) the entire right, title and interest in and to all tradenames, trademarks and service marks, both domestic and foreign, both common law and registered (including applications therefor) owned by the

                                        8

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Company, a list of which is set forth on SCHEDULE 3(G) hereto.  There are no inventions of the Company in respect of which it anticipates filing a patent application. SCHEDULE 3(G) sets forth a list of all patents, tradenames, trademarks, service marks and copyrights currently used but not owned by the Company and the arrangements pursuant to which such items are used. The Company owns or has the right to use all material trade secrets, copyrights, inventions, know-how, formulae, technical processes and information, rating, sizing, manufacturing and testing techniques and procedures, operating procedures and all other intangible property that is material to the business of the Company, including all research data pertaining to any of the foregoing, all marketing and distribution information, techniques and procedures, all engineering data and plans, and all other material business data and information used by the Company in connection with the business of the Company. Buyer acknowledges that the technology used in the Company's goods and services is mature technology and largely in the public domain. No licenses have been granted by the Company to, or are used by the Company from, any third party in connection with any material item of intellectual property as described in this Section 3(g) except as set forth on SCHEDULE 3(G) hereto or in connection with marketing, advertising, reselling and using of the Company's products by distributors or sales representatives of the Company in the ordinary course of business. None of the

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Company's patents, patent applications, tradenames, trademarks, service marks, copyrights or trade secrets are subject to any pending (as defined in Section 3(j)) or, to the knowledge of Seller, threatened challenge to the Company's right of use or ownership, nor does Seller know of any reasonable basis for such challenge. All such patents, registered trademarks and service marks owned by the Company are in good standing, with any required maintenance fees paid through the Closing, and are recorded on the public record in the name of the Company.

           During the two (2) years prior to the Closing Date, Seller has not received any written notice of a claim of infringement or violation of any third party intellectual property rights by the making, using or selling of the Company's products or services, nor were any such claims the subject of any action or proceeding involving the Company.

           (h)  CONTRACTS AND COMMITMENTS.  Except as set forth on
SCHEDULE 3(H) hereto:

                (i) the Company has no contracts or commitments (including, without limitation, sale of products, supply agreements, inventory purchase obligations, bids, sales or service proposals, letters of credit, bank guarantees, surety bonds and foreign exchange contracts) with respect to the business of Company involving a liability or obligation in excess of $100,000 for any individual contract or $100,000 under all contracts with a single third party or type of third

                                        10

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party (such as banks), except for leases disclosed in SCHEDULE 3(f);

                (ii) the Company has no outstanding contracts with officers, employees, agents, consultants, advisors, distributors, salesmen, or sales representatives;

                (iii) the Company has no outstanding power of attorney to any person, firm or corporation for any purpose whatsoever;

                (iv) each material contract of the Company is in full force and effect, constitutes the valid, legal and binding obligation of Company and, to the Seller's knowledge, is the valid, legal and binding obligation of the other parties thereto, and Company is not, and to Seller's knowledge the other party(ies) thereto are not, in breach, violation or default under any such material contract nor is there any claim of default, under any material contracts of the Company;

                (v) no purchase commitments or contracts of the Company were entered into other than in the ordinary course of business;

                (vi) there have been no claims involving repair or replacement obligations with a cost exceeding $25,000 during the latest five years under the product, design and/or service warranties (whether express or implied) of the Company;

                (vii) the Company is not restricted by agreement from carrying on its business anywhere in the world;

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                (viii) the Company has granted no rebates to its customers outside the ordinary course of business, nor has any improper payment in consideration of receipt of an order been made;

                (ix) to Seller's knowledge, no officer, director or key employee of the Company has any material financial interest, direct or indirect, in any of its suppliers or customers;

                (x) the Company has no contract with any federal, state or local governmental agency which is currently subject to renegotiation; and

                (xi) since December 31, 1994 the Company's pricing policies have not varied substantially from the pricing policies employed during the calendar year ending on such date.

Copies of all written contracts and commitments set forth on SCHEDULE 3(h) have been made available to Buyer for inspection. The information regarding bids, sales and service proposals set forth on SCHEDULE 3(h) is as of June 19, 1995.

           (i)  NO BREACH OF STATUTE OR CONTRACT.  Except as set forth on
SCHEDULE 3(i), neither the execution and delivery of this Agreement nor compliance with the terms and provisions of this Agreement by Seller will breach any statute or regulation of any governmental authority, domestic or foreign, which violation would have a material adverse effect on the business of Seller or Seller's ability to consummate the

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transaction contemplated hereby or will on the Closing Date conflict with or result in a breach of any of the terms, conditions, or provisions of any material agreement or instrument to which Seller or the Company is a party or by which Seller or Company is or may be bound, or constitute a default thereunder, which breach or default would have a material adverse effect on the business of Seller or the Company or on Seller's ability to consummate the transaction contemplated hereby, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon, or give to others any interest or other rights in, the Shares or the assets or business of the Company.


           (j)  NO LITIGATION OR ADVERSE EVENTS.  Except as set forth on
SCHEDULE 3(j) or as could not reasonably be expected to materially and adversely affect the financial condition of the Company or the conduct of its business, there is no claim, suit, action, or administrative, arbitration, judicial or governmental proceeding (including workers' compensation claims, product liability claims, claims by employees or former employees or other liability claims), or any governmental investigation, against or, in the case of a governmental investigation, involving, the Company, pending or, to Seller's knowledge, threatened. A list of all litigation, administrative, arbitration, judicial or governmental proceedings or governmental investigations commenced against or, in the case of a governmental investigation, involving, the Company within the last three (3) years which individually would have materially adversely affected the Company had they been adversely determined is set forth on SCHEDULE 3(j). For purposes of this
Section 3(j), Section 3(g) and Section 9(d)(iv), a claim, suit, action or administrative, arbitration, judicial or governmental proceeding is "pending" if the Company has been served or notified in writing thereof, and a governmental investigation is pending if written notice has been provided to the Company or telephonic notice has been provided to Seller's general counsel.

           (k) EMPLOYMENT. The Company is not a party to any collective bargaining agreement. Except as set forth on SCHEDULE 3(k), the Company has no employment agreements or policies that contain any severance or termination pay obligations. Except as set forth on SCHEDULE 3(k), the Company has no employees providing services to whom it is paying compensation at an annual base salary of more than $50,000 for services rendered or otherwise and since December 31, 1994, has granted no increase in such compensation except in the ordinary course of business. There have not been any union organizing efforts, strikes or labor disputes involving employees of the Company materially and adversely affecting the business of the Company during the most recent 24 months prior to the date of this Agreement. No employees of the Company are on strike or threatening to strike. SCHEDULE 3(k) lists the employees of the Company who currently are on disability leave (long-term or short-term).

           (l) COMPLIANCE WITH LAW. The Company is not, and on the date of the Closing will not be, in violation of any law or regulation, local, state, provincial or federal, pertaining to the operation or conduct of its business including, without limitation, any applicable zoning, discrimination or safety regulation or ordinance, the violation of which materially and adversely affects the business of the Company. A list of all material licenses, certifications and authorizations issued to the Company by local, state or federal authorities is set forth on SCHEDULE 3(l) hereto. The Company has all licenses, certifications or authorizations required to conduct its business.

           (m)  ENVIRONMENTAL MATTERS.]

           (i) Except as set forth on Schedule 3(m), to the knowledge of Seller and the Company, no Release of Hazardous Substances has occurred at or from any of the Facilities in an amount or in a manner which reasonably could be expected to result in material liability to the Company.

           (ii) Except as set forth on Schedule 3(m), the Current Facilities are, and at all times during the past five years have been operated in substantial compliance with all applicable Environmental Laws and all material orders, permits, licenses, approvals, authorizations and registrations required under or issued pursuant to any Environmental Law (collectively "Permits") for the operation of the Current Facilities as of the Closing Date have been obtained, are in effect and are being complied with in all material respects.

           (iii) Except as set forth on Schedule 3(m), no underground storage tanks are currently, or, to the knowledge of Seller and the Company, in the past have been located at one or more of the Current Facilities and no asbestos or PCBs or equipment or material containing asbestos or PCBs is currently located at the Current Facilities.

           (iv) There are no pending or to Seller's or Company's knowledge threatened Environmental Claims against Seller or the Company related to any of the Facilities or to the business operations of the Company or, to the knowledge of Seller, its current or former subsidiaries, and the Company has not assumed or retained by contract, succession, assignment, acquisition, merger or divestiture any liability or obligation for, or duty to defend, any Environmental Claim asserted against any other person, corporation, organization or entity or to perform or satisfy any obligations, responsibilities or duties (including without limitation payment of penalties or fines) of any person, corporation, organization or entity under any Environmental Law or Permit.

           (v) Seller has provided and disclosed to Buyer all environmental audit, assessment and investigation reports, notices under CERCLA and state counterpart law (if any), and testing data in Seller's or the Company's possession related to the Facilities or to the business operations of the Company or its present or former subsidiaries.

           (n) NO BROKERS OR FINDERS. Except as identified in Section 12(d) hereof, no individual, firm, corporation or other person has, or as a result of any of the transactions contemplated hereby will have, as a result of any commitment of Seller with respect to such individual, firm, corporation or other person, any right, interest or valid claim against or upon Buyer for any commission, fee or other compensation as a broker or finder or for acting in any similar capacity.

           (o) SUPPLIERS AND CUSTOMERS. Since December 31, 1994, the Company has not experienced a material disruption in the supply of materials (raw, finished or otherwise) used or to be used in the business of the Company, except as set forth on SCHEDULE 3(o) hereto. Except as set forth in SCHEDULE 3(O), neither the Company nor Seller has received, since December 31, 1994, written notice of intent to terminate any material contracts or agreements for the purchase of the products of the Company.

           (p) BENEFIT PLANS. The Company has no bonus, deferred compensation, incentive compensation, stock purchase, stock option, profit sharing, pension, vacation, sick leave, medical reimbursement, hospitalization, severance, insurance plan, or other employee benefit plan, as defined in
Section 3(3) of the Employee Retirement Income Security Act of

1974, as amended ("ERISA"), either legally binding or not, nor is the Company presently paying any deferred compensation, retiree medical benefits, pension or other retirement allowance to anyone, all except as set forth on SCHEDULE 3(p) hereto (collectively referred to herein as the "Plans"). Each Plan complies in all material respects to all applicable requirements of ERISA, the Internal Revenue Code, and other applicable law. Seller has instructed the management of the Company to furnish to Buyer a schedule of all other benefit practices and policies of the Company that are not Plans, E.G., a Christmas turkey program.

           (q) INSURANCE. All of the Company's insurable assets are insured or are self-insured in accordance with the Company's past practices, and will be so insured until the Closing Date, in amounts and against risks that are in accordance with the custom in the Company's industry and with respect to self-insurance, consistent with practices of companies of Seller's size.

           (r) BACKLOG. As of June 16, 1995, the Company's sales order backlog was $60,963,524, and that backlog is listed in SCHEDULE 3(r). Except as set forth on SCHEDULE 3(r), neither the Company nor Seller has received written notice of intent to terminate any order reflected thereon.

           (s)  TAXES.  Except as set forth on SCHEDULE 3(s):

                (i) The Company has filed or caused to be filed in a timely manner (within any applicable extension periods) with the appropriate governmental authority all material tax returns and other material tax-related documents required to be filed by the Internal Revenue Code of 1986, as amended (the "Code"), or other applicable tax laws, all such returns and other documents were correct and complete in all material respects, all taxes, including withholding taxes, due from the Company prior to the date hereof have been timely paid in full by the due date thereof, no material tax liens or assessments have been filed by any governmental authority against the Company or any property or assets of the Company (except liens for taxes not yet due and payable), and there are no unresolved material claims that have been asserted by any governmental authority in writing for any unpaid taxes with respect to the Company or its operations or assets. SCHEDULE 3(s ) includes, for taxable years ending in 1988-1994, a list of those years for which federal income tax returns have been audited by the Internal Revenue Service and those years for which the statute of limitations on the assessment of federal or state income taxes has been extended by agreement.

                (ii) (A) Neither Seller nor the Company has made, with respect to the Company or any property held by the Company, any consent under
Section 341 of the Code, (B) no property of the Company is "tax exempt use property" within the meaning of Section 168(h) of the Code, (C) the Company is not a party to any lease made pursuant to former Section 168(f)(8) of the Internal Revenue Code of 1954, and (D) the Company has not made and is not obligated to make any payments in connection with the transaction contemplated by this Agreement that would constitute excess parachute payments within the meaning of Section 280G of the Code.

                (iii) There are no outstanding agreements or waivers extending the period of limitation applicable to any material taxes or tax returns to be filed with respect to the Company.

                (iv) As of the Closing Date the Company will not be a party to any tax sharing agreement or similar arrangement, including any terminated agreement as to which it could have any continuing liability. The Company has no liability for taxes of any person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, foreign or local law), as a transferee or successor, by contract or otherwise.

                (v)  Seller is not a "foreign person" within the meaning of
Section 1445 of the Code.

           (t) PRODUCTS. There have been no PCBs or asbestos containing materials contained within products manufactured, distributed, reconditioned, repaired or sold by the Company.

4.   REPRESENTATIONS AND WARRANTIES BY BUYER.

           Buyer represents, warrants and covenants that:

           (a) ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all corporate power and authority to own its properties, carry on its business as and where such business is now conducted and to enter into and perform its obligations under this Agreement.

           (b) AUTHORIZATION AND APPROVAL OF AGREEMENT. Buyer has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Buyer have been duly authorized by Buyer's Board of Directors and require no further corporate action for valid authorization. This Agreement, upon its execution and delivery by Buyer (assuming due authorization, execution and delivery by Seller), will constitute the legal, valid and binding obligation of Buyer enforceable in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditor's rights generally.

           (c) ABILITY TO CARRY OUT AGREEMENT. Buyer is not a party to, subject to or bound by any agreement or instrument, or any statute, regulation, pending litigation, judgment, order, writ, injunction or decree of any court or governmental body which could reasonably be expected, on the Closing Date, to prevent the performance of any of its obligations under this Agreement.

           (d) NO BREACH OF STATUTE OR CONTRACT. Neither the execution and delivery of this Agreement nor compliance with the terms and provisions of this Agreement by the Buyer will breach any statute or regulation of any governmental authority, domestic or foreign, which violation would have a material adverse effect on the business of Buyer or Buyer's ability to consummate the transaction contemplated hereby or will at the date of the Closing conflict with or result in a breach of any of the terms, conditions or provisions of any material agreement or instrument to which Buyer is a party or by which it is or may be bound or constitute a default thereunder which breach or default would have a material adverse effect on the business of Buyer or Buyer's ability to consummate the transaction contemplated hereby.

           (e) NO BROKERS OR FINDERS. No individual, firm, corporation or other person has, or as a result of any of the transactions contemplated hereby will have, as a result of any commitment of Buyer with respect to such individual, firm, corporation or other person any right, interest or valid claim against or upon Seller for any commission, fee or other compensation as broker or finder or for acting in any similar capacity.

           (f) Buyer has provided and disclosed to Seller all preacquisition environmental audit, assessment and investigation reports prepared by its consultants and all testing data in Buyer's possession related to the Company or its Facilities (as defined in Section 9(f)).

5.   CONDUCT OF THE BUSINESS OF COMPANY PENDING THE CLOSING DATE.

          (a) FULL ACCESS. Buyer and its authorized representatives shall have full access during normal business hours to all properties, books, records, tax returns, contracts and documents of the Company, and Seller shall furnish or cause to be furnished to Buyer and its authorized representatives all information in respect of the affairs of Company as Buyer may reasonably request.

          (b) CARRY ON IN REGULAR COURSE. Seller agrees that pending the Closing Date (except as contemplated by this Agreement, and subject to written consent by Buyer to the contrary, which consent shall not be unreasonably withheld or delayed), and except as contemplated hereby:

                (i) The Company will carry on its business substantially in the same manner as heretofore and shall not make or institute any unusual or novel methods of manufacture, purchase, sale, lease, management, accounting, or operation.

                (ii) The Company will not increase or decrease the rates of pay of the employees providing services or increase or decrease the fixed compensation payable or to become payable to any employee or agent or commit to do any of the foregoing (except for pay or compensation increases in the ordinary course of business consistent with past practices) or change any pension plan in a manner that would bind Buyer.

                (iii) The Company will not bid upon or enter into any contract or commitment or engage in any transaction not in the usual and ordinary course of its business and consistent with its past practices; but in no event shall any contracts be entered into with dealers or distributors of the Company's products other than renewals of agreements in existence at the date hereof provided such renewed agreement can be terminated within one year without cost.

                (iv) The Company will not sell, lease, transfer or otherwise dispose of its rights with respect to any of its material assets (other than inventory in the ordinary course of business).

                (v) The Company will not enter into any leases of capital equipment.

                (vi) All tangible property of the Company utilized in its business will be maintained in good and usable condition, ordinary wear and tear excepted.

                (vii) Neither Seller nor the Company will create any indebtedness for borrowed money which would be or could reasonably become a lien or encumbrance on the Company's assets other than:

                       (1) that incurred pursuant to existing contracts disclosed in the schedules hereto,

                       (2) that incurred pursuant to commitments permitted hereby; and,

                       (3) that reasonably incurred in doing the acts and things contemplated by this Agreement.

                (viii) Seller and the Company will use commercially reasonable efforts (without making any commitments on behalf of Buyer) to preserve the Company's business organization intact, to encourage key employees of the Company to remain in their current positions until the Closing and to preserve for Buyer the present relationships with the suppliers and customers and others having business relations with Company.

                (ix) The Company will not acquire fixed assets at cost in excess of $100,000 individually or $500,000 in the aggregate, other than pursuant to binding commitments disclosed in the schedules hereto and made prior to the date of this Agreement.

                (x) Neither Seller nor the Company will settle or agree to settle, any material claim, action, suit, proceeding or investigation involving the Company or waive any material right of the Company.

Nothing in this Agreement shall be construed, however, to limit Seller's ability to cause the Company to distribute to Seller, on or before the Closing Date, all cash excluded from the calculation of Net Tangible Assets.

          (c) ANTITRUST LAWS. Seller, on the one hand, and Buyer on the other hand, will each make filings as required under Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Each will furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of the initial and any necessary additional filing or submission to any governmental agency, including, without limitation, any additional filings necessary under the provisions of Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Each party will keep the other party apprised of the status of any inquiries made of such party from the Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice or any other governmental agency or authority or members of their respective staffs with respect to this Agreement or the transaction contemplated hereby.

          (d) UPDATING OF SCHEDULES. Seller shall be permitted (with the consent of Buyer, which consent shall not be unreasonably withheld and shall not be required in respect of (i) the backlog amount in Section 3(r), (ii) the list of employees on disability leave referred to in Section 3(k) and shown on
SCHEDULE 3(k) and (iii) the list of outstanding performance bonds (including those to be replaced) on SCHEDULE 3(h)) to update as of the Closing Date, by way of revising the schedules, all representations and warranties not limited to the date made, and shall so update the representation and warranty in Section 3(r) as to backlog (as of a date no more than three Business Days prior to the Closing Date), and the representation and warranty in Section 3(k) and on SCHEDULE 3(k) regarding employees on disability (through the business day prior to the Closing Date) provided that Seller's ability or duty, as the case may be, so to update the schedules shall not vitiate the Buyer's condition to Closing in Section 6(a).

6.   CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS.

          The obligation of Buyer to consummate the transactions to be entered into at the Closing is subject to each of the following:

          (a) NO MATERIAL ADVERSE EVENT OR INFORMATION. No event shall have occurred prior to the Closing which materially and adversely affects the financial condition, assets or properties of the Company whether or not any such event is covered by insurance.

          (b)  REPRESENTATIONS AND WARRANTIES AND COMPLIANCE WITH
AGREEMENT. The representations and warranties of Seller made hereunder are, at and as of the Closing, true in all material respects with the same effect as though such representations and warranties had been made or given on and as of the Closing, except for changes contemplated or permitted by or under this Agreement. Seller has performed and complied in all material respects with its undertakings, agreements and conditions required by this Agreement to be performed or complied with prior to or at the Closing.

          (c) PROCEEDINGS AND INSTRUMENTS SATISFACTORY. All proceedings, corporate or other, to be taken in connection with the transaction contemplated by this Agreement and all documents required in connection therewith or incident thereto, shall be reasonably satisfactory in form and substance to Buyer's counsel.

          (d) NO LITIGATION. No suit, investigation, action or other proceeding shall be threatened or pending before any court or governmental agency which has resulted or, in the opinion of counsel to Buyer there is a reasonable risk that it may result, in the restraint, prohibition or the obtaining of damages in connection with this Agreement or the consummation of the transaction contemplated hereby.

          (e) DELIVERY OF DOCUMENTS. Buyer shall have received all the documents and the Shares required to be received pursuant to Section 8(a) hereof.

          (f) ANTITRUST IMPROVEMENTS ACT. All filings required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), shall have been made and the waiting period thereunder shall have expired or been terminated and neither the Department of Justice nor the Federal Trade Commission shall have obtained an injunction preventing the consummation of the transaction contemplated hereby.

          (g) CONSENT. On or before the Closing Date, Seller shall have obtained any and all consents necessary (including, without limitation, those set forth on SCHEDULE 3(i)) to validly consummate the transaction contemplated in this Agreement, the lack of which would materially and adversely affect the business of the Company, or there shall have been delivered to Buyer evidence reasonably satisfactory to Buyer that such consents will be granted.

          (h) WAIVER OF CONDITIONS BY BUYER. Buyer may, in its sole discretion, waive any one or more of the conditions precedent set forth in (a) through (g) above for the purpose of proceeding with the Closing. Unless the parties otherwise agree in writing, such waiver shall have the effect of nullifying any representation, warranty or agreement that is breached as a result of the nonfulfillment of the waived condition.

7.   CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS.

          The obligation of Seller to consummate the transaction to be entered into at the Closing is subject to each of the following:

          (a)  REPRESENTATIONS AND WARRANTIES AND COMPLIANCE WITH
AGREEMENT. The representations and warranties of Buyer made hereunder are, at and as of the Closing, true in all material respects with the same effect as though such representations and warranties had been made or given on and as of the Closing, except for changes contemplated or permitted by or under this Agreement. Buyer has performed and complied in all material respects with its undertakings, agreements and conditions required by this Agreement to be performed or complied with prior to or at the Closing.

          (b) PROCEEDINGS AND INSTRUMENTS SATISFACTORY. All proceedings, corporate or other, to be taken in connection with the transaction contemplated by this Agreement and all documents required in connection therewith or incident thereto shall be reasonably satisfactory in form and substance to Seller's counsel.

          (c) DELIVERY OF DOCUMENTS. Seller shall have received all the documents and the cash consideration required to be received pursuant to Section 8(b) hereof.

          (d) NO LITIGATION. No suit, investigation, action or other proceeding shall be threatened or pending before any court or governmental agency which has resulted or, in the opinion of counsel to Seller there is a reasonable risk that it may result, in the restraint, prohibition or the obtaining of damages in connection with this Agreement or the consummation of the transaction contemplated hereby.

          (e) ANTITRUST IMPROVEMENTS ACT. All filings required to be made under the HSR Act shall have been made, and the waiting period thereunder shall have expired or been terminated and neither the Department of Justice nor the Federal Trade Commission shall have obtained an injunction preventing the consummation of the transaction contemplated hereby.

          (f) CONSENT. On or before the Closing Date, Seller shall have obtained any and all consents necessary to validly consummate the transaction contemplated in this Agreement the lack of which would either (i) result in a breach of a representation and warranty which Buyer will not waive,
(ii) materially and adversely affect the Company or (iii) materially and adversely affect Seller.

          (g) WAIVER OF CONDITIONS BY SELLER. Seller may, in its sole discretion, waive any one or more of the conditions precedent set forth in (a) through (f) above for the purpose of proceeding with the Closing. Unless the parties otherwise agree in writing, such waiver shall have the effect of nullifying any representation, warranty or agreement that is breached as a result of the nonfulfillment of the waived condition.

8.   DOCUMENTS TO BE DELIVERED AT CLOSING.

          (a) At the Closing, Seller shall deliver to Buyer the following documents:

               (i)  The certificate or certificates representing
Seller's ownership of the Shares, properly endorsed and in form for transfer to Buyer and such other instruments of assignment, transfer, conveyance or endorsement, all in form reasonably satisfactory to the Buyer and its counsel, as shall be necessary to transfer to the

Buyer all of Seller's right, title, and interest in and to the Shares.

               (ii) A certificate signed by a principal officer of the Seller that the representations and warranties made by the Seller in this Agreement are true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date and that the Seller has performed and complied in all material respects with all of the obligations under this Agreement which are required to be performed or complied with by it on or prior to the Closing Date.

               (iii)  A certified copy of the duly adopted
resolutions of the Board of Directors of the Seller authorizing the execution of this Agreement and the consummation of the transaction contemplated hereby.

               (iv) An incumbency certificate with respect to all parties executing on behalf of the Seller this Agreement or any of the documents relating to the transaction contemplated hereby.

               (v)  Written opinions of Seller's counsel, Gibson,
Dunn & Crutcher, its General Counsel, Samuel A. Miley, and its Wisconsin counsel, each dated as of the Closing addressed to Buyer in the form of EXHIBITS A-1 THROUGH A-3 attached hereto.

               (vi)  A Site Access Agreement in the form of
EXHIBIT B attached hereto.

               (vii) Such other instruments or documents as the Buyer may reasonably request.

          (b) At the Closing, Buyer shall deliver to Seller the following documents:

               (i) A certificate signed by a principal officer of the Buyer that the representations and warranties made by the Buyer in this Agreement are true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date and that the Buyer has performed and complied in all material respects with all of the obligations under this Agreement which are required to be performed or complied with by it on or prior to the Closing Date.

               (ii)  A certified copy of the duly adopted
resolutions of the Board of Directors authorizing the execution of this Agreement and the consummation of the transaction contemplated hereby.


               (iii) An incumbency certificate with respect to all parties executing this Agreement or any of the documents relating to the transaction contemplated hereby.

               (iv) The cash consideration payable at the Closing pursuant to Section 1(f) hereof.

               (v) A written opinion of Buyer's counsel, Frank J. Simone, Jr., dated as of the Closing addressed to Seller in the form of EXHIBIT C hereof.

               (vi)  A Site Access Agreement in the form of
EXHIBIT B attached hereto.

               (vii) Such other instruments or documents as the Buyer may reasonably request.

9.   INDEMNIFICATION.

           (a) SELLER GENERAL INDEMNIFICATION. Seller shall be liable to Buyer and shall defend, indemnify and hold harmless Buyer, the Company and their respective directors, officers, Affiliates, agents, employees, successors and assigns (collectively "Buyer Indemnified Persons") against any and all loss, liability or expense, including all actions, suits, proceedings, claims, demands, assessments, judgments or costs or expenses (including reasonable legal expenses) (all collectively referred to hereinafter as "Losses") arising out of: (i) if the Closing occurs, the breach of any representation or warranty of Seller contained in this Agreement (or in any documents required under this Agreement to be furnished to Buyer); and (ii) the nonfulfillment of any agreement, covenant or obligation of the Seller contained in this Agreement, to the extent not waived by Buyer in accordance with this Agreement or otherwise terminated or extinguished by the terms of this Agreement; PROVIDED, HOWEVER, that: (i) no liability shall be asserted against

Seller under Subsection 9(a)(i), Subsection 9(d)(x)(i) or
Subsection 9(f)(ii)(A)-(C) until such time as the aggregate of all such Losses for which indemnification is provided under such subsections exceeds $500,000, in which case, recovery shall be for the entire amount of such claims, including the initial $500,000. The indemnification provided pursuant to Section 9(a)(i) shall terminate when the applicable representation and warranty expires pursuant to Section 11 hereof.

          (b)  BUYER GENERAL INDEMNIFICATION.  Buyer shall be liable to
Seller and shall defend, indemnify and hold harmless Seller and its directors, officers, Affiliates, agents, employees, successors and assigns (collectively, "Seller Indemnified Persons") against any and all Losses arising, directly or indirectly, out of (i) if the Closing occurs, the breach of any representation or warranty of Buyer contained in this Agreement (or in any documents required under this Agreement to be furnished to Seller) and (ii) the nonfulfillment of any agreement, covenant or obligation of Buyer contained in this Agreement, to the extent not waived in writing by Seller or otherwise terminated or extinguished by the terms of this Agreement.

          (c) CLAIMS. If a claim is to be made by a party entitled to indemnification hereunder against the indemnifying party, the party entitled to such indemnification shall give written notice to the indemnifying party as soon as practical after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to damages for which indemnification may be sought under this Section 9, and if any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within thirty (30) days after the service of the citation or summons); PROVIDED, HOWEVER, that the failure of any indemnified party to give timely notice shall not affect rights to indemnification hereunder except to the extent that the indemnifying party demonstrates actual damage caused by such failure. After such notice, the indemnifying party shall be entitled, if it so elects (and has acknowledged its obligation to indemnify the indemnified party), to take control of the defense, investigation and settlement of such lawsuit or action and to employ and engage attorneys of its own choice to handle, defend or settle the same, at the indemnifying party's cost, risk and expense provided that the indemnifying party and its counsel shall proceed with diligence and in good faith with respect thereto. The indemnified party shall cooperate in all reasonable respects with the indemnifying party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; PROVIDED, HOWEVER, that the indemnified party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. To the extent addressed therein, a final determination of any such actions or claims will be binding and conclusive upon the parties hereto as to the validity or invalidity, as the case may be, of such actions or claims against the indemnifying party. In the event the party of which indemnification is being requested does not inform the party requesting indemnification in writing that it intends to acknowledge its obligation to indemnify the indemnified party and to assume control for such defense within 30 days after the date upon which written notice issues, the party requesting indemnification in its sole discretion may defend or make settlement of such action or claims and such settlement or other final determination shall be binding upon the other party hereto. If the indemnifying party has acknowledged its obligation to indemnify the indemnified party, no person requesting indemnification shall settle any claim without the indemnifying party's consent, which consent shall not be unreasonably withheld or delayed. This Section 9(c) shall not apply to claims made pursuant to
Section 9(e).

          (d) SPECIAL SELLER INDEMNIFICATION. In addition to the matters covered by Section 9(a) hereof, Seller shall indemnify each Buyer Indemnified Person for any Loss it incurs as a result of or arising from any of the following:

               (i) all liability for taxes for which Buyer is indemnified pursuant to Section 9(e) below;

               (ii) all liabilities (other than liabilities for benefits accrued on the Closing Statement or expressly assumed by Buyer hereunder) under any Plan of Seller or the Company;

               (iii) all liabilities for environmental matters for which Buyer is indemnified pursuant to Section 9(f) below;

               (iv) all liabilities for litigation and claims against the Company that are pending (as defined in Section 3(j)) prior to the Closing Date, including those referred to on SCHEDULE 3(j) hereof;

               (v) all liabilities for warranty claims, including those referred to on SCHEDULE 3(h), which are asserted by Buyer in writing within five (5) years after the Closing Date, but only to the extent the reserve therefor on the Closing Statement has been exhausted and that such warranty claims pertain to products manufactured or services performed by or on behalf of the Company prior to the Closing Date;

               (vi) product liability claims and litigation against the Company or Buyer, with respect to the Company, resulting from Occurrences (as hereinafter defined) prior to the Closing Date other than any Occurrence involving exposure to any substance or material;

               (vii) all general or automobile liability claims and litigation against the Company or the Buyer, with respect to the Company, resulting from Occurrences prior to the Closing Date;

               (viii) all workers' compensation (including employer's liability) claims and litigation against the Company or Buyer, with respect to the Company, resulting from Occurrences prior to the Closing Date; and

               (ix) all claims and litigation (with the exception of worker's compensation matters) against the Company or Buyer, with respect to the Company, by employees or former employees of the Company resulting from an Occurrence prior to the Closing Date other than any Occurrence involving exposure to any substance or material.

               (x) (i) All personal or bodily injury claims and litigation against the Company or Buyer, with respect to the Company, by persons (including, without limitation, employees and product users) alleging exposure prior to the Closing Date to Hazardous Substances (as defined in Section 9(f)) arising out of the business operations and/or products of the Company (an "Exposure Claim"); (ii) in addition, the Seller's indemnification for Exposure Claims shall apply to all such claims arising from the business operations and/or products of any present or former subsidiary or affiliate of the Company.

               An "Occurrence" shall be any accident or other event, continued or repeated exposure to conditions, or action or failure to act, which results in a debt, obligation, duty, liability or loss; PROVIDED, HOWEVER, with respect to Occurrences within the coverages of a liability insurance policy the term "Occurrence" shall have the meaning set forth in and under such policy and shall be deemed to happen at the time of which said policy would recognize an "Occurrence." Without limiting the generality of the foregoing, a claim of product liability shall be deemed to have occurred as of the date on which personal injury or property damage is sustained.

               The indemnification in clauses (i), (ii), (iv), (vi), (vii),
(viii) and (x)(ii) above shall not expire or be subject to any limitation. The indemnification under clause (v) above shall apply in accordance with the terms of such clause. Subject to the second following sentence, the indemnification in clauses (ix) and (x)(i) shall only apply, respectively, to those claims and litigations for which Buyer has placed Seller on notice no later than the second anniversary of the Closing Date, in the case of clause (ix), and the seventh anniversary of the Closing Date, in the case of clause (x)(i). The survival and limitation of the indemnification in clause (iii) above is set forth in
Section 9(f).  Insofar as a claim for which indemnification is provided under
Section 9(d)(ix) or (x)(i) is filed by an employee or former employee of the Company (whether with a court, administrative agency or other governmental body or arbitral tribunal) prior to the respective two-year period and seven-year period referred to in the second preceding sentence and such claim is submitted or identified to Seller with reasonable specificity within the applicable period, such indemnification shall include (A) any claim by an additional claimant arising out of the same facts as those of which Seller received timely notice and (B) any appellate, DE NOVO, administrative or other subsequent proceeding which the original claimant (or any such additional claimant) is entitled to file or pursue following the disposition of the initial claim. In addition, the indemnification in Section 9(d)(x)(i) shall be aggregated with all other indemnification that is subject to the $500,000 threshold set forth in Section 9(a).

          (e)  TAX INDEMNIFICATION.

               Subject to the terms and conditions of this Section 9(e):

               (i) Seller shall indemnify each Buyer Indemnified Person and hold them harmless from (A) all liability for taxes of Seller and the Company for Pre-Closing Tax Periods (as defined below), other than taxes described in clause (B) of paragraph (ii) below, and (B) all liability for reasonable legal fees and expenses (including interest) incurred with respect to any item indemnified pursuant to clause (A). "Pre-Closing Tax Period" shall mean any taxable period ending on or before the Closing Date and the portion ending at 11:59 p.m. on the Closing Date of any taxable period that includes (but does not end on) the Closing Date.

               (ii) Buyer shall, and shall cause the Company, jointly and severally, to indemnify Seller and its affiliates, and each of their officers, directors, employees and agents, and hold them harmless from (A) all liability for taxes of the Company for any taxable period ending after the Closing Date (except to the extent such taxable period began on or before the Closing Date, in which case Buyer's indemnity will cover only that portion of any such taxes that are not for the Pre-Closing Tax Period), (B) all liability for taxes incurred as a result of actions outside the ordinary course of business taken by Buyer or the Company following the Closing on the Closing Date at the request or for the benefit of Buyer or its agents, and
(C) all liability for reasonable legal fees and expenses (including interest) incurred with respect to any item indemnified pursuant to clauses (A) and (B).

               (iii) In the case of any taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"), the taxes of the Company for the portion of the Straddle Period that constitutes a Pre-Closing Tax Period shall be computed as if such taxable period ended as of, and shall be based on the operations of or ownership of assets by the Company for that portion of the Straddle Period ending at 11:59 p.m. on the Closing Date
(other than taxes described in clause (B) of paragraph (ii) above). Seller's obligation to indemnify Buyer pursuant to clause (i)(A) of this Section 9(e) with respect to taxes for a Straddle Period shall be limited to an amount equal to the excess of (x) taxes for the portion of the Straddle Period that constitutes a Pre-Closing Tax Period (as calculated pursuant to the preceding sentence) over (y)(A) the amount of such taxes for the Straddle Period paid, or provided for through estimated taxes or deposits paid, at any time by Seller, plus (B) the amount of such taxes paid, or provided for through estimated taxes or deposits paid, by the Company on or prior to the Closing Date. If for any tax the amount described in clause (y) of the preceding sentence exceeds the amount described in clause (x), Buyer shall pay such excess to Seller no later than the date of filing of the tax return for the applicable Straddle Period. Notwithstanding the foregoing, Seller shall have no obligation to indemnify Buyer as to any expenses pertaining to taxes for a Straddle Period to the extent such expenses arise as a result of Buyer's or the Company's failure to properly report or pay such taxes when originally due.

               (iv) At least thirty (30) days prior to the filing by Buyer or the Company of a tax return for a Straddle Period, Buyer shall notify
Seller of any amount payable by Seller calculated in accordance with this
Section 9(e) and shall provide Seller with reasonably detailed computations to support the amount notified. If Seller agrees with such computation, Seller shall pay to Buyer the amount shown thereon as due on or prior to the date on which the tax return for the Straddle Period (other than a tax return with respect to estimated taxes) is required to be filed. If Seller disagrees, either in whole or in part, with such computation, Seller shall pay to Buyer, at the time specified in the preceding sentence, the amount, if any, with respect to which Seller agrees, and the balance shall be paid in accordance with the procedures set forth in Section 9(e). The amount payable by Seller or Buyer, as the case may be, pursuant to this Section 9(e) shall be adjusted to reflect any final determination with respect to taxes for a Straddle Period and payments between Seller and Buyer to reflect such adjustments shall be made if necessary. Such adjustments and any resulting payments shall be made within sixty (60) days of such final determination.

               (v) If a claim (including an informal or proposed claim) shall be made by any tax authority, which, if successful, might result in an indemnity payment to any person pursuant to this Section 9(e) (a "Tax Indemnitee"), the Tax Indemnitee shall promptly notify the party against whom indemnification is or may be sought (the "Tax Indemnitor") in writing of such claim (a "Tax Claim"). If notice of a Tax Claim is not given to the Tax Indemnitor within a sufficient period of time to allow the Tax Indemnitor to effectively contest such Tax Claim, or in reasonable detail to apprise the Tax Indemnitor of the nature of the Tax Claim, the Tax Indemnitor shall not be liable to the Tax Indemnitee to the extent that the Tax Indemnitor's ability to effectively contest such Tax Claim is actually prejudiced as a result thereof (without consideration of the merits of the claim or the Tax Indemnitor's potential arguments against such claim).

               (vi) With respect to any Tax Claim, the Tax Indemnitor shall control all proceedings taken in connection with such Tax Claim (including, without limitation, selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto and may, in its sole discretion, either pay the tax claimed and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner, provided, however, that the Tax Indemnitee shall have the right to participate in any such proceeding at its sole expense and that the Tax Indemnitor shall not settle or compromise a Tax Claim without giving 30 days' prior notice to the Tax Indemnitee, and without the Tax Indemnitee's consent, which shall not be unreasonably withheld or delayed. The Tax Indemnitee, and each of its affiliates, shall cooperate with the Tax Indemnitor in contesting any Tax Claim, which cooperation shall include, without limitation, the filing of amended tax returns or claims for refund, the execution of settlement documents, the retention and (upon the Tax Indemnitor's request) the provision to Tax Indemnitor of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings related to such Tax Claim.

               (vii) Amounts payable by Seller to Buyer, and by Buyer or the Company, pursuant to this Section 9(e) shall be treated for all purposes as an adjustment to the purchase price paid by the Buyer for the Shares, and all amounts payable to the Company pursuant to this Section 9(e) shall be treated for all purposes as a contribution to the capital of the Company.

               (viii) Notwithstanding anything contained herein to the contrary, no payment shall be made hereunder by Seller, on one hand, and Buyer or the Company, on the other hand, in respect of taxes to the extent the amount of such taxes was reflected in and reduced or increased, respectively, Net Tangible Assets on the Closing Statement as finally determined.

          (f)   ENVIRONMENTAL INDEMNIFICATION.

                (i) The terms set forth below shall have the meanings ascribed to them below.

                "Claims" (see definition of Environmental Claims).

                "Current Facilities" (see definition of Facilities).

                "Environment" shall be defined as it is within CERCLA.

                "Environmental Claims" means any and all actions, suits,
orders, claims, liens, notices, investigations, proceedings or complaints, whether any of the foregoing are administrative, judicial or otherwise, (collectively "Claims") brought, issued, asserted or alleged by: (A) a governmental authority or non-governmental person for compliance, injunctive relief, damages (including but not limited to natural resource damages), penalties, Remediation or other action pursuant to any applicable Environmental Law; and/or (B) a third party seeking damages and/or injunctive relief related to actual or alleged personal injury, wrongful death, property damage, Remediation and/or other Loss resulting from the Release of a Hazardous Substance; and/or (C) Buyer concerning contamination at, onto, under or from the Current Facilities and activities related thereto which contamination exists as of the Closing Date and which violates any current Environmental Law and/or for which Remediation is required pursuant to any current Environmental Law. Notwithstanding any other provision herein to the contrary, "Environmental Claim" shall not include any Claim by any current or former employee of the Company to the extent that the Claim concerns occupational safety or health issues.
                "Environmental Laws" means all federal and applicable state or local laws, statutes, ordinances, rules, regulations, standards, criteria, and guidelines relating to protection of the Environment including but not limited to, as amended: the Resource Conservation Recovery Act of 1976, 42 U.S.C. Sections 6901 ET SEQ.; the Toxic Substances Control Act, 15 U.S.C. Sections 2601 ET SEQ.; the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), 42 U.S.C. Sections 9601 ET SEQ.; the Federal Water Pollution Control Act, 33 U.S.C Sections 1251 ET SEQ.; the Emergency Planning Community Right to Know Act of 1986, 42 U.S.C. Sections 1101 ET SEQ.; and the Clean Air Act, 42 U.S.C. Sections 7401 ET SEQ. but excluding laws, statutes, ordinances, rules and regulations to the extent they relate to occupational safety and health.

                "Facilities" means "Current Facilities" and "Former Facilities." "Current Facilities" means the real property located in Waukesha, Wisconsin together with all buildings, structures, equipment and operations thereon currently owned by, and any property presently leased by the Company or at which the Company's operations are being conducted. "Former Facilities" means the real property together with all buildings, structures, equipment and operations thereon once but no longer owned, operated and/or leased by the Company.

                "Former Facilities" (see definition of Facilities).

                "Hazardous Substances" means all substances currently defined as "hazardous" under any applicable Environmental Law and petroleum and petroleum products, mineral oil and any contaminants or pollutants or any materials, substances or wastes which are defined or regulated as hazardous or toxic under any Environmental Law.

                "Existing Contamination" shall be defined as it is within
Section 12(h).

                "Release" shall be defined as it is within CERCLA.

                "Remediation" means investigation, evaluation, treatment, response, removal, remediation, abatement, containment, corrective action and similar activities, including without limitation response activities within the meaning of CERCLA.

               (ii) SELLER'S INDEMNIFICATION OF BUYER.

               Subject to the limitations set forth in this Article, Seller shall and hereby does agree, at its sole cost and expense (but without prejudice to any rights against third parties), to defend, indemnify and hold harmless Buyer Indemnified Persons from and against any and all Losses to the extent that such Losses result from or arise out of: (A) Environmental
Claims for violations of Environmental Law by the Company prior to the Closing Date; (B) Environmental Claims relating to or arising out of arrangements by the Company for offsite treatment, storage, recycling or disposal of Hazardous Substances prior to the Closing Date; (C) Environmental Claims relating to or arising out of any contamination in existence at the Current Facilities prior to the Closing Date and/or any migration of contamination at, onto, under or from the Facilities (which migration commences at, onto, under or from such Current Facilities prior to the Closing Date) excluding Existing Contamination; (D) any environmental liabilities (including but not limited to Environmental Claims) related to the Company's Former Facilities and the operations and facilities of any present or any former subsidiaries or affiliates of the Company; (E) the breach or nonfulfillment of any representation, warranty, covenant or obligation of Seller with respect to environmental matters contained within this Agreement to the extent not terminated or extinguished by the terms of this Agreement; and/or (F) any Environmental Claims relating to or arising out of the Existing Contamination and the migration thereof. Notwithstanding the foregoing with respect to any contamination at, onto, under or from the Current Facilities, Seller shall not be responsible hereunder for any Environmental Claim to the extent that the Environmental Claim arises out of migration to or from the Current Facilities after the Closing Date, unless such migration commences at, onto, under or from such Current Facilities prior to the Closing Date. Seller's responsibility under section 9(f)(ii)(A)-(C) and (E) shall be based solely on Environmental Laws in effect prior to and as of the Closing Date, except that with respect to Existing Contamination Seller shall be responsible hereunder for achieving compliance with any applicable more stringent Environmental Law which becomes effective after the Closing Date until such time as Seller has obtained written confirmation from the lead regulatory agency that all necessary Remediation has been completed. Seller's responsibility for such Existing Contamination shall end with regard to Remediation when it has obtained such confirmation. Notwithstanding any other provision herein to the contrary, Buyer shall not be entitled to recover its costs for due diligence or for oversight of work being performed by Seller.
With respect to any references to a violation of any Environmental Law in this
Agreement: (i) the existence of contamination, whether or not disclosed by Seller or known by Buyer at Closing, shall be considered a violation of current Environmental Laws and/or shall be considered to require Remediation pursuant to a current Environmental Law if the levels of such contamination exceed current rules, regulations, standards, criteria and guidelines published or enforced by a governmental authority pursuant to such Environmental Law, and (ii) it is not necessary for a governmental authority or non-governmental third party to have issued an order, directive, notice or demand or filed suit or to have taken other action for it to be considered a violation of and/or to require Remediation pursuant to an Environmental Law. Notwithstanding the foregoing, Seller shall not be required to Remediate any contamination if such Remediation is not required as a result of a violation of law or by a governmental authority.


               (iii) BUYER'S INDEMNIFICATION OF SELLER. Upon and after the Closing, Buyer shall and hereby does agree, at its sole cost and expense (but without prejudice to any rights against third parties), to defend, indemnify and hold harmless Seller Indemnified Persons from and against any and all Losses which may be imposed upon, incurred by or asserted or awarded against Seller Indemnified Persons, resulting from or arising out of any Environmental Claims to the extent that such Environmental Claims relate to the Company's operations at any time and are not subject to Sellers indemnification set forth in section 9(f)(ii) of this Agreement.

               (iv) INDEMNIFICATION PERIOD.  Seller's liabilities under
section 9(f)(ii)(A)-(C) above shall be limited to Claims made or identified to Seller with reasonable specificity within a period of seven (7) years after the Closing Date, although Seller shall be responsible without time limitation for: (a) claims for indemnification under section 9(f)(ii)(A)-(C) presented within the seven (7) year period but not resolved within that period; (b) Environmental Claims made by Governmental Authorities or other third parties after such seven-year period if and to the extent that such later Claims arise out of the same violations or facts underlying Claims for which Seller has received proper notice within such seven-year period; and
(c) all Claims related to the Existing Contamination. Seller's liabilities under section 9(f)(ii) (D)-(F), and Buyer's liabilities under section 9(f)(iii), shall continue without regard to any time limitation unless otherwise terminated or extinguished by the terms of this Agreement.

               (v) BASKET. No liability shall be asserted against Seller under section 9(f)(ii)(A)-(C) until such time as the aggregate of any such Environmental Losses, when aggregated with other Losses referred to in section 9(a)(i), exceeds $500,000, in which case recovery shall be for the entire amount of such claims, including the initial $500,000. This basket provision shall not apply, however, for costs, Losses or Claims for Existing Contamination.

               (vi) EXCLUSIVENESS. With respect to all matters relating to the Environment, this section 9(f), together with sections 9(c) and 9(g), shall provide the exclusive right of Buyer and Seller to recover from each other, and Buyer and Seller waive all other rights against each other (including rights of contribution under CERCLA) with respect to such matters, except that Buyer does not waive any claim based on fraud in the inducement related to this Agreement.

               (vii) EMERGENCY ACTIONS BY BUYER. Notwithstanding the notice provisions of section 9(c) or any other provision of this Agreement, Buyer and the Company shall have the right, without prior notice to Seller or waiting for Seller's response to a claim for indemnification, to take appropriate actions, including but not limited to Remediation, in response to emergencies and situations where an Environmental Law and/or directive of a governmental authority requires action to be taken in a time period shorter than the time period set forth in this Agreement for Seller to respond to Buyer's request for indemnification in order to address a condition, occurrence or activity at the Current Facilities. The fact that Buyer's and/or Company's actions in response to such emergencies and situations were taken prior to notice to Seller or prior to Seller's response to Buyer's request for indemnification and/or Seller's agreement as to indemnification shall not be a factor in determining whether such actions are included in Seller's indemnification obligations hereunder and shall not be deemed a waiver by Buyer of a claim related to such actions provided that Buyer otherwise gives notice to Seller in accordance with section 9(c).

          (g)  GENERAL PROVISIONS REGARDING INDEMNITY.

               (i) Buyer and Seller shall each be reimbursed upon demand for the amount of indemnity due pursuant to this Agreement; PROVIDED, HOWEVER, Buyer on the one hand and Seller on the other hand shall have the right to set off and deduct from payments to be made by them pursuant to this Agreement, the amount of any obligation due the indemnifying party from the party entitled to indemnification under this Agreement.

               (ii) The amount of any Loss for which indemnification is provided under this Section 9 shall be net of any amounts recovered by the indemnified person under insurance policies with respect to such Loss and of any reserve in respect thereof reflected on the Closing Statement.

               (iii)  If the indemnifying person makes any payment under this
Section 9 in respect of any Loss, the indemnifying person shall be subrogated, to the extent of such payment, to the rights of the indemnified person against any third party (other than an insurer) with respect to such Losses. The indemnified person shall execute any required documents or instruments, serve as a named plaintiff, or take any other similar steps necessary to effectuate such subrogation. All costs of such subrogation shall be at the sole cost of the indemnifying party pursuing such subrogation.

               (iv) Each party agrees that it will not seek punitive damages as to any matter under, relating to or arising out of the Agreement or the transaction contemplated hereby. The foregoing shall not be deemed to eliminate punitive damages from the definition of "Losses" insofar as it pertains to a third-party recovery obtained against any indemnified party.

               (v) The parties hereto agree that the indemnification provisions of this Section 9 are intended to provide the exclusive remedy (except in respect of either party's fraud) as to all Losses any indemnified person may incur arising from or relating to the Agreement or the transaction contemplated hereby, and each party hereby waives, to the extent they may do so, any other rights or remedies that may arise under any applicable statute, rule or regulation.

               (vi) The parties agree that the aggregate liability of Seller under all provisions, including all indemnification provisions, of this Agreement shall in no event exceed the Purchase Price.

               (vii) Buyer acknowledges and agrees that any and all currently existing analytical results with respect to the Facilities and any and all test results generated in the course of or at the end of Buyer's pre-acquisition environmental audit of the Facilities shall be treated as confidential and, unless counsel to Buyer advises Buyer, in writing, that disclosure is required by law, such results shall not be provided by Buyer to any governmental authority or other third party without Seller's prior written authorization, which authorization shall not be unreasonably withheld or delayed.

10.  EXPENSE, TAXES AND OTHER PRORATIONS.

          (a) Each of the parties hereto shall be responsible for its own legal, accounting and other expenses in connection with this Agreement and the transaction contemplated hereby. Each party shall be responsible for any and all federal and state income or excise taxes incurred by each of them, respectively, as a result of this transaction.

          (b) Seller shall pay any stamp or other taxes imposed by reason of the transfer of the Shares or the change in ownership thereof provided for hereunder and any deficiency, interest or penalty asserted with respect thereto.

11.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

          All representations, warranties and agreements made by the parties each to the other in this Agreement or pursuant hereto shall survive the Closing and any investigation made at any time with respect thereto; PROVIDED, HOWEVER, the representations and warranties of both parties contained herein shall survive the Closing Date for a period of two (2) years from and after the Closing except (i) as to Seller's representation and warranty as to title, which shall not expire and (ii) as to the matters covered by Subsections 3(m)(iv) and 3(m)(v) and by Section 3(t), which shall expire on the third anniversary of the Closing Date. Representations and warranties as to tax matters (Section 3(s)) and as to certain environmental matters (Section 3(m)(i)-(iii)) shall not survive the Closing.

12.  CERTAIN AGREEMENTS OF SELLER AND BUYER.

          (a) RECORDS. The books and records of the Company shall be available for inspection by Seller at any time during regular business hours for a period of seven (7) years after the Closing and Seller may make such excerpts therefrom for valid and reasonable continuing business purposes at its own expense. During such period, Buyer will cause employees of the Company to cooperate with Seller in furnishing any information, evidence, testimony or other reasonable assistance (provided out-of-pocket expenditures related thereto are paid by Seller) in connection with any action, proceeding, tax audit or investigation to which Seller or an affiliate of Seller is subject relating to the business of the Company prior to the Closing. The term "record" as used in this section shall include computerized data.

          (b) COOPERATION; FURTHER ASSURANCES. Seller and Buyer shall use commercially reasonable efforts to obtain any consents or other actions from third parties required to consummate the transaction contemplated hereby, and shall provide reasonably requested assistance and information to each other and to the Company in connection therewith. From time to time after the Closing, each party at the request of the other and without further consideration, agrees to execute and deliver at its expense such additional instruments of transfer and take such other action as reasonably may be requested so as to more effectively transfer to and vest in Buyer ownership, and put Buyer in possession of, the Shares and the underlying assets and business of the Company.

          (c) EMPLOYMENT; BENEFIT PLANS. Buyer shall not be obligated to continue to employ, or cause the Company to continue to employ all or any of the Company's employees, or to continue to provide them with comparable benefits or Plans to those now offered; however, Buyer shall cause the plans of the Company or Buyer to credit the employees of the Company with their service with Seller and the Company as of the Closing Date for participating and vesting purposes only under Buyer's or the Company's plans. Buyer acknowledges that it

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

and the Company have the sole responsibility and obligation for any actions taken on or after the Closing Date to terminate the employment of any employee of the Company and Buyer will hold harmless Seller from any claims or obligations with respect thereto. The Seller will use reasonable efforts to encourage key employees of the Company to remain in their current positions until the Closing. For a period of three years following the Closing, no solicitations or offers of employment will be made to these key employees or to any other employee of the Company by the Seller.

           Seller shall, except as set forth on SCHEDULE 12(a), effective on the Closing Date, terminate or cause the Company to terminate all of the Company's employees from participation in the Plans that are maintained by Seller or the Company, and in all events Buyer shall have no responsibility or obligation under any of such Plans with respect to employees or former employees of the Company. Except as otherwise provided in the following two sentences of this paragraph, Buyer shall not be liable for any long-term or short-term disability benefits due or that may become due an employee of the Company for any disability incurred on or before the Closing Date and Seller will hold harmless Buyer for any claims or obligations with respect thereto. Effective as of the Closing Date, Buyer will provide for immediate coverage under its own group health plan for the employees of the Company on the Closing Date (other than those listed on SCHEDULE 3(k)), which plan shall be

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

liable for all services or expenses incurred on or after the Closing Date by any such employee (or with respect to those employees listed on SCHEDULE 3(k), incurred on or after their return to active employment with the Company) or any covered beneficiary thereof. Such health plan of Buyer shall not have any exclusion for pre-existing conditions.

          To the extent permitted by law, as of the Closing Date Seller will vest the employees of the Company in their accrued benefits under the Plans that are qualified under Section 401(a) of the Internal Revenue Code, which accrued benefits shall include a PRO rata (i.e. though the Closing Date) portion of the contribution credits and special transition credits that such employees would have accrued for 1995 under the Seller's pension plan had they remained employed by a subsidiary of Seller through December 31, 1995. In no event will additional benefits accrue under any Plan to any of the employees of the Company after the Closing Date, except that with respect to its retiree health plan, Seller agrees to permit those employees of the Company who on the Closing Date satisfy the eligibility requirements for retirement under such plan to retire thereunder upon their subsequent termination of employment with Buyer and its Affiliates, subject to the then existing provisions of such retiree health plan of Seller. However, nothing herein shall operate or be construed as preventing Seller from at any time or times amending, changing the provisions, including without

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

limitation, the benefits and/or premiums, of such retiree health plan, or terminating such plan.

          (d) INVESTMENT BANKER. It is agreed and understood that Lehman Brothers is acting as a broker for Seller with respect to this transaction. Seller shall be fully and solely responsible for all fees, commissions and other payments due to said firm.

          (e) PUBLICITY. Except for such actions as counsel to Buyer or Seller reasonably believe to be required by law, neither party shall issue any press release or make any public statement regarding the transaction contemplated hereby, without the prior approval of the other party, which approval shall not be unreasonably withheld or delayed.

          (f) CONFIDENTIAL INFORMATION. The parties acknowledge that the transaction described herein is of a confidential nature and shall not be disclosed except to consultants, advisors and affiliates, or as required by law, until such time as the parties make a public announcement regarding the transaction as provided in Section 12(e) above.

          Buyer acknowledges that the information being provided to it by Seller is subject to the terms of a confidentiality agreement between Buyer and Seller dated as of March 1, 1994 (the "Confidentiality Agreement"), the terms of which are incorporated herein by reference. Effective upon, and only upon the Closing, the Confidentiality Agreement will terminate; PROVIDED, HOWEVER, that Buyer acknowledges that the

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

Confidentiality Agreement will terminate only with respect to the provisions thereof pertaining to information relating solely to the Company, that any and all other information provided to it by Seller or Seller's representatives concerning Seller shall remain subject to the terms and conditions of the Confidentiality Agreement after the date of the Closing, and that all other provisions of the Confidentiality Agreement remain in full force and effect, in each case for the term therein provided.

          (g) BUSINESS SUPPLIES. The Company shall have the right for a period of twelve (12) months after the Closing Date to exhaust the supply of product literature, order forms, stationery, and other general supplies which have been printed for use by the Company prior to the Closing Date which bear the name "MagneTek," provided that Buyer shall cause the Company to alter or otherwise indicate on the face of such forms that Seller has no legal connection with or responsibility for the operations of the Company after the Closing Date. In addition, for a period of two years following the Closing Date, the Company shall be permitted to state the Company's former affiliation with MagneTek, Inc. In addition, the Company may fully utilize all transformer castings or other parts that are in its inventory on the Closing Date, regardless of the fact that Seller's name or the name of an affiliate of Seller may appear thereon, without limitation as to time.

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

          (h)  MINERAL OIL, PCE, TCE, DCE AND OTHER EXISTING CONTAMINATION.

          Seller agrees that after the Closing Date it will conduct, at its sole cost, any Remediation that is required by regulatory authorities pursuant to applicable Environmental Laws concerning: (i) the mineral oil and PCE, TCE, and DCE contamination that exists in soil and/or groundwater at the Current Facilities; and (ii) any other contamination of soil, surface water or groundwater in existence at the Current Facilities before the Closing Date that violates any current applicable Environmental Law (the contamination identified in subparts (i) and (ii) shall be defined together as the "Existing Contamination"). In addition to the foregoing, Seller shall be responsible for any migration of Existing Contamination which migration commences at, onto, under or from a Current Facility prior to the Closing Date. With respect to Existing Contamination, Seller shall be responsible for achieving compliance with any applicable more stringent Environmental Law which becomes effective after the Closing Date. Seller's responsibility for Remediation of such Existing Contamination shall be concluded when Seller obtains from the lead regulatory agency written confirmation that all necessary Remediation actions have been completed. Prior to the Closing Date, Seller agrees to use commercially reasonable efforts to identify and remove from the Current Facilities all substances containing PCE, TCE or DCE. Seller and Buyer shall

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

coordinate the purchase of necessary replacement chemicals so that such replacement chemicals shall be at the Current Facilities as of the Closing Date unless the parties otherwise agree that certain substances in specific quantities cannot be replaced.

          Buyer shall cooperate fully with Seller's efforts to conduct response activities pursuant to this Agreement. In accordance with the terms of the Site Access Agreement attached as EXHIBIT B, Seller and its contractors shall be afforded access to the Facilities at all reasonable times for the purpose of conducting necessary Remediation activities. Seller shall be responsible for managing all communications with governmental authorities concerning such Remediation activities Seller takes pursuant to this Agreement, and except as otherwise provided in this Agreement, Buyer shall not initiate any communications with governmental authorities or other third parties that would have the effect of interfering with Seller's efforts.

          Seller agrees that prior to the Closing Date, Buyer has the right to conduct at the perimeter of the Current Facilities, an investigation to determine the presence of contamination, and whether there is migration of contamination at, onto, under or from the Current Facilities, and if so, the levels of such contamination. Seller and the Company shall cooperate fully in Buyer's testing of environmental media along the perimeters of the Current Facilities to make such a

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

determination of contamination and/or migration. Such cooperation shall include providing Buyer and Buyer's employees, consultants, contractors, agents and representatives (collectively "Buyer's Representatives"): reasonable access to the Current Facilities; maps, drawings, schematics and other documents in possession of Seller or the Company indicating the location of underground utilities and potential hazards to drilling; knowledgeable personnel, consultants or other agents of Seller or the Company who can escort Buyer's representatives through the Facilities and such other assistance as reasonably requested by Buyer's Representatives in order to complete the task. Buyer shall be responsible for ensuring the safety of its investigative activities, including the determination of all underground utilities and other potential hazards to drilling.

          Notwithstanding any other provision of this Agreement to the contrary, Seller shall have no responsibility for the removal or remediation of asbestos-containing material at any of the Facilities.

          (i) NO SHOPPING. Neither Seller nor any person authorized by Seller shall solicit, initiate or encourage any acquisition proposal or engage in any discussion with respect thereto to provide information to any other person or entity concerning a possible sale of the Shares or the assets of the Company.

          (j)  TAX MATTERS.

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

               (i) For any Straddle Period (as defined in Section 9(e)(iii)), Buyer shall (or shall cause the Company to) timely prepare and file with the appropriate governmental authorities all tax returns of the Company required to be filed and will pay all taxes due with respect to such tax returns. For any taxable period of the Company that ends on or before the Closing Date (including any portion of a taxable period includable in a combined, consolidated, unitary or similar return for a period prior to the Closing Date (hereinafter a "consolidated return")), Seller shall timely prepare and file with the appropriate governmental authorities all tax returns with respect to the Company required to be filed and will pay all taxes due with respect to such returns. Buyer agrees to cause the Company to file all tax returns for any Straddle Period on the basis that the relevant taxable period ended as of 11:59 p.m. on the Closing Date, unless the relevant governmental authority will not accept a tax return filed on that basis. Buyer and Seller further agree (and Buyer agrees to cause the Company) to prepare the permanent records of Buyer, Seller and the Company in a manner that would result in the tax items of the Company being included in the consolidated return of Seller for periods up to, but not after, 11:59 p.m. on the Closing Date.

               (ii) Except as provided in Section 9(e), any refunds or credits of taxes of the Company paid with respect to taxable periods ending on or before the Closing Date shall

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

be for the account of Seller, any refunds or credits of taxes of the Company paid with respect to taxable periods beginning after the Closing Date shall be for the account of the Company and Buyer, and any refunds or credits of taxes of the Company paid with respect to any Straddle Period (as defined in Section 9(e)(iii)) shall be prorated equitably between Seller and Buyer. Buyer and Seller shall cooperate to effect the purposes of the foregoing provisions. Notwithstanding the foregoing, the control of the prosecution of a claim for refund of taxes attributable to any Pre-Closing Tax Period (as defined in Section 9(e)(i)) paid pursuant to a deficiency assessed subsequent to the Closing Date as a result of an audit shall be governed by the provisions of
Section 9(e).

               (iii) Seller shall be responsible for filing any consolidated returns with respect to the Company for periods prior to and including the Closing Date which are required as a result of examination adjustments made by the IRS or by the applicable state, local or foreign taxing authorities for such periods as finally determined. For those jurisdictions in which separate tax returns are filed by the Company, any required returns for periods prior to or including the Closing Date resulting from such examination adjustments, as finally determined, shall be prepared by Seller and furnished to Buyer and the Company for approval (which approval shall not be unreasonably withheld or delayed), signature (if necessary) and filing.

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

          (k)  PERFORMANCE BONDS, BANK ACCOUNTS, ETC.  As of the Closing,
Buyer shall or shall cause the Company to use commercially reasonable efforts to replace each letter of credit, performance bond or guaranty or suretyship arrangement that is listed and indicated with an asterisk on SCHEDULE 3(h) under clause (i) of such Schedule within 60 days of the Closing Date and will indemnify Seller for all Losses it incurs as a result of any failure to have replaced any such instrument on the Closing Date. Seller shall update
SCHEDULE 3(h) as of the Closing Date and any additional asterisked items shall be subject to the preceding sentence. As of the Closing, all bank accounts, safety deposits and other banking items (except any lock boxes) shall be terminated by Seller and shall cease to be assets or liabilities of the Company. To the extent there are checks outstanding on Company bank accounts prior to the Closing Date, Seller will provide for adequate funding in the aforesaid bank accounts. To the extent Seller receives checks in payment of any Company accounts receivable after the Closing Date, Seller shall promptly endorse such checks to the Company's account. If such a check is received in payment of accounts receivable of both the Company and Seller or an affiliate of Seller, Seller will remit only the applicable portion. If the Company receives any checks after the Closing Date that represent payment of accounts receivable of Seller

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

or an affiliate of Seller, the Company will remit the applicable portion to Seller or such Affiliate.

13.   RESTRICTIVE COVENANTS AND TRADE SECRETS.

          (a) RESTRICTIVE COVENANTS. For a period of five (5) years after the Closing Date, Seller agrees that it shall not, directly or through any Affiliate it then controls, design, market, sell, develop or manufacture any of the products set forth on SCHEDULE 13(a) hereto. In addition, in the event Seller disposes of either or both of the Louisville, Ohio or Bradenton, Florida facilities of its Ohio transformer division, Seller shall attempt in good faith to cause the purchaser or purchasers of such facilities to agree to be bound, for the remainder of the five-year term, by the provisions of this
Section 13(a); PROVIDED, HOWEVER, that Seller shall not be obligated to obtain such an agreement as a condition to completing the sale of either such facility. Notwithstanding anything to the contrary in this Section 13(a), the acquisition by MagneTek of (i) any entity, less than 10% of the gross revenues of which are derived from a business involving the production of any of the foregoing products (a "Competitive Business") or (ii) no more than 5% of any class of securities of an entity, if such securities are traded in any public market (within or outside of the United States) or 15% of any class of privately held securities of an entity, in either case if such entity derives 10% or less of its gross revenues from a Competitive Business, shall not

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

constitute a breach of this Section 13(a). Moreover, nothing in this Agreement shall be interpreted to prohibit Seller or any of its Affiliates from any of the following:
               (x)  servicing or repairing any size or type of transformer; or

               (y) designing, developing, marketing, selling, repairing, servicing or manufacturing all transformer products not listed on
SCHEDULE 13(a), including any of the following products: (A) non-liquid power transformers (dry type and cast coil type); (B) low power control transformers
(C) inverter type transformers up to 5 megawatts; and (D) inductors and transformers used for harmonic filtering.

          If a final judicial determination is made that any of the provisions of this paragraph constitute an unreasonable or otherwise unenforceable restriction against Seller, the provisions of this paragraph shall be rendered void only to the extent that such judicial determination finds such provisions to be unreasonable or otherwise unenforceable.

          (b) TRADE SECRETS. Seller shall hold in confidence all knowledge or information of a confidential nature in respect of the business of the Company and not disclose, publish or make use of same without the consent of Buyer or unless and until such knowledge and information shall have ceased to be secret or confidential as evidenced by general public knowledge or availability through public sources.

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


          (c) INJUNCTIVE RELIEF. Seller agrees that the remedy at law for the breach of the foregoing provisions of this Section 13 shall be inadequate and that Buyer shall be entitled to injunctive relief in addition to any other remedy that it might have.

14.   ENTIRE AGREEMENT AND AMENDMENTS.

          This Agreement, including the schedules and exhibits referred to herein which are a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein; supersedes and cancels all prior agreements in principle, understandings or other agreements among any or all of the parties hereto or on behalf of any or all of them with respect to such subject matter; and may be amended only by a written instrument executed by Seller and Buyer or their respective successors or assigns. There are no representations, promises, warranties, covenants, undertakings or understandings other than those expressly set forth herein. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

15.  COUNTERPARTS.

          This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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

16.  PARTIES IN INTEREST.

          This Agreement shall inure to the benefit of and be binding upon Seller and Buyer and their respective affiliates, successors and assigns, but except for a transfer by Buyer or Seller to (i) a corporate affiliate of Buyer or Seller, respectively or (ii) in connection with the sale or other transfer of substantially all of the assets or business of Buyer or Seller, respectively (in either of which cases this Agreement may be transferred without the consent of Seller or Buyer, respectively) this Agreement may not be assigned or otherwise transferred by operation of law or otherwise without the prior written consent of the other party hereto and except as specified herein shall not create any rights on the part of any other person. Any such assignment or transfer without such consent shall be void. Any transfer or assignment permitted hereunder shall not release the parties hereto from the obligations which either of them have agreed to undertake or perform hereunder.

17.   TERMINATION.

           Either Buyer or Seller (without liability to the other) by written notice to the other, at any time prior to the date of the Closing, may forthwith terminate this Agreement in the event (i) any of the conditions precedent to the performance of the obligations of the party giving such notice shall not have been fulfilled as of October 15, 1995 and shall not have been waived by such party, (ii) a material

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

default shall be made by the other party in observance or in the due and timely performance of any of the covenants and agreements herein contained that cannot be cured on or prior to the Closing or (iii) Buyer and Seller shall mutually agree in writing to such termination. Regardless of whether or not Buyer and Seller shall have terminated the Agreement in accordance with its terms or consummated the transactions contemplated herein, their respective rights to damage if the other party shall have failed to perform any condition precedent or failed to observe or perform any covenant or agreement contained herein shall not be prejudiced. Both Buyer and Seller shall have the right to specific performance if this Agreement is not otherwise terminated.

18.  NOTICES.

          All notices, requests, demands and other communications should be deemed to have been duly given if delivered or mailed, certified or registered mail with postage prepaid, if to Seller to:

                     MagneTek, Inc.
                     26 Century Boulevard
                     P.O. Box 290159
                     Nashville, Tennessee 37229-0159
                     Attention:  Samuel A. Miley, Esq.
with a copy to:
                     Gibson, Dunn & Crutcher
                     333 South Grand Avenue
                     Los Angeles, California  90071-3197
                     Attention:  Jennifer Bellah, Esq.

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

or such other person and place as the Seller shall furnish to Buyer in writing; and if to Buyer to:

                     General Signal Corporation
                     High Ridge Park
                     P.O. Box 10010
                     Stamford, Connecticut 06904
                     Attention:   Philip A. Goodrich
                                  Vice President-Corporate Development
with a copy to:
                     Mr. Frank J. Simone, Jr.
                     Assistant General Counsel
                     General Signal Corporation
                     High Ridge Park
                     P.O. Box 10010
                     Stamford, Connecticut 06904

or to such other person and place as the Buyer shall furnish to Seller in writing.

19.  LAW GOVERNING.

          This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without reference to choice of law provisions of New York law.

20.  WAIVERS.

          Any party to this Agreement may, at its option, waive in writing any and all of the conditions herein contained to which its obligations hereunder are subject. The failure on the part of any party to exercise any right, option or power arising out of or resulting from a breach or default by any other party of any term, provision or covenant of this Agreement shall not constitute a waiver of any such right, option or power as to any subsequent breach or default.

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

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed.

                               GENERAL SIGNAL CORPORATION (Buyer)

                               By:
                                  ---------------------------
                               Name:
                                    --------------------------
                               Title:
                                     ------------------------

                               MAGNETEK, INC. (Seller)

                               By:
                                  ----------------------------
                               Name:
                                    -------------------------
                               Title:
                                     -------------------------

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